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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Graham, Donald E.
________________________________________________________________________________
   (Last)                           (First)             (Middle)

    1150 15th Street, N.W.
________________________________________________________________________________
                                    (Street)

    Washington, D.C.  20071
________________________________________________________________________________
   (City)                           (State)              (Zip)

     The Washington Post Company, WPO
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     N/A
_______________________________________________________________________________
4.   Statement for Month/Year

     March 30, 2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by One Reporting Person
     [_]  Form filed by more than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class B Common Stock			3/15/01		J***		1,792	D	N/A	169,060		I	Trust for Siblings**
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												600		D
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												35,000		I	Spouse*
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												30,000		I	Trust for Children*
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												123,917		I	Beneficiary of Trust
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												2,600		I	Trust for Parent*
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												8,860		I	Trust for Child**
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												210,127		I	Revocable Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


                                                                          (Over)
                                                                  SEC 1474(3-99)


FORM 4 (continued)

Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

*The reporting person disclaims any beneficial ownership of these securities. In addition to the direct and indirect ownership of Class B shares herein, I am one of five trustees of a charitable trust which owns 76,339 Class B shares in which I disclaim any beneficial ownership.

**The reporting person disclaims beneficial ownership of these shares.

***Trust for sibling in which I am one of several trustees;
exchanged 1,792 Class B shares for 1,792 Class A shares which were owned by the beneficiary of the trust.



	s/Donald E. Graham by Diana M. Daniels			September 10, 2001

---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
	Donald E. Graham by Diana M. Daniels

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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